SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                      THE GOLF FUND

Address of Principal Business Office:

                           2801 Ocean Drive
                           Suite 204
                           Vero Beach, Florida 32963

Telephone Number: (561) 231-5800

Name and address of Agent for service of process:

                           Michael T. Williams
                           2801 Ocean Drive
                           Suite 204
                           Vero Beach, Florida 32963

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

         YES  / X /        NO  /   /
              ----             ----

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Vero Beach and State of Florida on the 11th day of June, 1998.


                                            THE GOLF FUND


                                            By: /s/ Michael T. Williams
                                               -----------------------------
                                                 Michael T. Williams
                                                 President



Attest: /s/ Jeffrey P. Meyer
       --------------------------
           Jeffrey P. Meyer
           Treasurer